Exhibit 10.1
SILVERGATE BANK ANNUAL CASH INCENTIVE PLAN

1.Introduction and Objective

This Silvergate Bank (the “Company”) Annual Cash Incentive Plan (the “Plan”) is designed to recognize and reward certain employees of the Company and its affiliates for their individual contributions to the success of the Company. The Plan focuses on financial measures that are critical to the Company’s growth and profitability. This document describes the elements and features of the Plan. In short, the objectives of the Incentive Plan are to:
•Align pay with performance
•Encourage teamwork and collaboration across all areas of the Company and its affiliates
•Motivate and reward the achievement of specific, measurable performance objectives
•Position total cash compensation to be competitive with market when performance meets expectations
•Motivate and reward employees for achieving/exceeding performance goals
•Enable the Company and its affiliates to attract and retain the talent needed to drive success

2.Eligibility

The Company’s CEO and certain other executive officers of the Company and its affiliates selected by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) are eligible to participate in the Plan. An employee who becomes a participant after the beginning of the Plan year, whether because he or she is a new hire or because he or she is appointed as an executive officer during a Plan year, is eligible for a prorated award for that Plan year based on the period of the Plan year during which he or she was a participant, provided that an executive must be employed by October 1 of a Plan year to be eligible for an award for that Plan year.

Participants must maintain a satisfactory performance level, as determined by the Committee, and be an active employee of the Company or one of its affiliates as of the award payout date to receive an award, other than exceptions for death, disability and retirement contained herein or as provided in any separate employment agreement between the Company and a Plan participant.

3.Effective Date

The Plan is effective for the year beginning January 1, 2021. The Plan will be reviewed annually by the Committee and the CEO to ensure proper alignment with the Company’s business objectives. The Company retains the right at any time to discontinue the Plan or to amend it in any respect, including to comply with applicable laws or regulations. The Plan will remain in effect until terminated by the Board.

4.Amendment or Termination of the Plan

The Board or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part.

5.Program Administration

The Plan was recommended by the Committee and adopted by the Board. The Committee has the primary authority to interpret the Plan and to make or nullify any rules and procedures, as necessary,

for Plan administration. Any determination by the Committee will be final and binding on all participants.

6.Performance Period

The performance period and Plan operate on a calendar year basis (January 1 – December 31). The first Plan year is January 1, 2021 to December 31, 2021.

7.Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on competitive market practice for his/her role. A participant’s award will be based upon a percentage of the participant’s base salary as of December 31 for the Plan year and will be calculated based on whether actual performance with respect to specified metrics meets threshold levels, target levels, or maximum levels for those metrics. The Committee may assign weightings to each of these performance metrics. Threshold performance will pay out a specified percentage of the target award that is less than 100%; target performance will pay out the target award; and maximum performance will pay out a specified percentage of the target award that is greater than 100%. Where actual performance does not meet the threshold level for a particular metric, no award payout will be made with respect to that metric. Actual payouts for each performance metric will be pro-rated (linear interpolation) between threshold and target levels and target and maximum levels to reward incremental improvement. The performance metrics for a particular year and the threshold, target and maximum levels for those metrics will be established each year by the Committee and set forth in Appendix A to this Plan for such year.

8.Plan Trigger

The Committee may condition awards under the Plan for a particular year on whether actual performance meets a specified threshold level for one or more performance metrics, regardless of whether actual performance with respect to other performance metrics meets or exceeds the threshold levels for those metrics. For example, the Committee could determine that no awards will be paid for a particular year unless, for example, earnings per share for that year exceed 50% of the targeted earnings per share goal established by the Committee. Any performance trigger(s) for a Plan year will be stated in Appendix A to this Plan for such year.

9.Award Payouts

Awards for a Plan year will be paid as a cash bonus no later than March 15 following the end of the Plan year. Awards will be calculated based on actual performance relative to the target levels. Awards will be taxable income to participants in the year in which the award is actually paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Company. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company and its affiliates, on the one hand, and a participant or any other person, on the other hand. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for a participant’s benefit.

Example
Below is an illustration for a hypothetical executive with a base salary of $125,000 and an incentive target of 20% of base salary ($25,000), where the performance metrics are return on average equity (ROAE) and various strategic initiatives. Goal weight and actual performance are provided for illustration only.

Participant Goals				Performance and Payout
Performance Metric	Performance Goal threshold/target/maximum	Weight	$	Actual Performance	Payout Allocation (0% - 150%)	Payout ($)
ROA	.84% / .93% /1.02%	40%	$10,000	Threshold	50%	$5,000
Strategic Initiative A	threshold/target/maximum	20%	$5,000	Target	100%	$5,000
Strategic Initiative B	threshold/target/maximum	20%	$5,000	Maximum	150%	$7,500
Strategic Initiative C	threshold/target/maximum	20%	$5,000	Below Threshold	0%	$0
TOTAL		100%	$25,000	70% payout		$17,500
The initial payout calculated formulaically above can be modified for a final payout between 0%-150% based on individual performance and/or other factors at the discretion of the Committee.

10.Adjustments

The Committee is authorized at any time before, during or after a Plan year, in its discretion, to adjust or modify the terms of Awards or Performance Goals, or specify new Awards, due to such factors as the Committee determines to be relevant, including but in no way limited to extraordinary items, transactions, events or developments, or in recognition of any other unusual, nonrecurring or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, accounting principles, tax rates (and interpretations thereof), business conditions or the Committee's assessment of the business strategy of the Company, or due to any other specific unusual or infrequent events, in each case as determined by the Committee.

11.Promotions and Transfers

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target award on a prorata basis (i.e. the award will be determined based on the number of months employed in each position.)

12.Termination of Employment

Except in the case of a termination due to a participant’s death, disability or retirement as discussed below, no award will be granted to any participant whose employment with the Company or one of its affiliates is terminated, except as may be required under any employment agreement between the Company and a Plan participant.

13.Death, Disability or Retirement

If a participant is disabled by an accident or illness and is disabled long enough to be placed on long-term disability under the Company’s long-term disability policy, his/her award for the Plan year shall be prorated so that no award will be earned during the period of long-term disability.

In the event a participant’s employment is terminated due to death or disability (as defined in the Company’s long-term disability policy), the Company will pay to the participant’s estate or to the participant (as the case may be) the pro rata portion of the award that had been earned by the participant through the date of termination.

Participants who retire during the Plan year will receive a pro-rata portion of the award based on the retirement date. For purposes of the Plan, the term “retire” means a participant’s voluntary termination of his or her employment (other than by reason of death or disability) after (i) reaching 55 years of age and (ii) completing 5 years of service with the Company.

14.Clawback

In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws or applicable accounting principles, then each participant who received an award under the Plan will be required to return to the Company his or her award to the extent the accounting restatement shows that a smaller award should have been paid; provided, however, that, notwithstanding the foregoing, no participant or former participant will be required to return any portion of any award to the extent it was paid more than three years prior to the date the Company determines that a restatement is required. To the extent a participant has deferred into a deferred compensation plan of the Company an amount that an accounting restatement shows should not have been awarded, such participant’s account under the deferred compensation plan will be adjusted to reflect such improperly-awarded amount (and earnings and losses thereon).

15.Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained herein, the Company’s interpretation expressed by the Committee will be final and binding. It is the intent of the Company that this Plan and each award hereunder comply with the applicable provisions of Section 409A of the Internal Revenue Code, and the Plan shall be so interpreted and administered accordingly, including with respect to any restrictions or other limitations imposed by Section 409A of the Internal Revenue Code on the amount and timing of distributions payable under an award.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards by a participant will subject that participant to disciplinary action up to and including termination of employment. In addition, that participant’s eligibility for an award under the Plan shall be revoked.

If it is determined by the Committee that a participant has willfully engaged or is willfully engaging in any activity that was or is injurious to the Company or its affiliates, then the participant shall forfeit eligibility for an award for the Plan year in which such determination is made. If it is determined that such activity occurred during a Plan year for which the participant received an award under the Plan, then, subject to any provision of the Company’s deferred compensation plan that does not permit the forfeiture of amounts deferred into such plan, the participant shall return the award to the Company.

16.Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Company or any of its affiliates, nor will the Plan interfere with the right of the Company or an affiliate to discharge any participant at any time.

In the absence of a written employment agreement specifically identifying a contractual period of employment for a Plan participant, the relationship between a Plan participant and the Company and its affiliates is one of at-will employment.

This Plan and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of California.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Appendix A

Cash Incentive Plan 2021 Plan Year Targets and Goals

Incentive Targets

The incentive targets for the 2021 Plan year are set forth in the following table:

2021 Short-Term Incentive Opportunities (% of Base Salary)
Tier	Below Threshold	Threshold (50% of Target)	Target (100%)	Maximum (150% of Target)
CEO	0%	35%	70%	105%
CFO	0%	27.5%	55%	82.5%
COO	0%	27.5%	55%	82.5%
CSO	0%	25%	50%	75%
CCO	0%	15%	30%	45%
CLO	0%	20%	40%	60%
CHRO	0%	15%	30%	45%

Performance Goals

For Plan year 2021, the performance goals are based on return on average equity (ROAE), various strategic initiatives, and individual performance ratings.